Contacts:
Justin Renz	.
Senior Vice President, CFO
CombinatoRx, Incorporated
617-301-7575
JRenz@combinatorx.com

Gina Nugent
857-753-6562
gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2010

CAMBRIDGE, Mass. – August 5, 2010 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported financial results for the second quarter ended June 30, 2010.

“With Exalgo approved and launched in the U.S. market and the merger with Neuromed complete, this marks the first quarter of Exalgo royalty revenue and the first quarter without merger-related charges to account for. We are very pleased with the effort and resources Covidien has put behind the Exalgo launch, validating our choice of marketing partner to provide this important new therapy to the many patients who suffer with moderate to severe pain,” commented Mark H.N. Corrigan, MD, President and CEO of CombinatoRx. “We are looking forward to a very busy second half of 2010 including finalizing Phase 2 clinical plans for Synavive, completing preclinical evaluation of our N-type calcium channel programs to determine which candidate will be selected to move forward into proof-of-concept clinical trials, and continuing successful discovery efforts with our collaborators.”

Second Quarter 2010 and Recent Accomplishments:

·	Covidien launched the commercial sale of Exalgo® (hydromorphone HCl) extended-release tablets, (CII), the only extended-release hydromorphone treatment available in the United States, on April 26, 2010, and in the second quarter of 2010 we began to earn royalty revenue from Covidien based upon a percentage of Exalgo net sales. During the quarter ended June 30, 2010, we recognized $1.1 million in revenue related to Exalgo royalties. Exalgo provides relief to opioid-tolerant patients suffering from moderate to severe chronic pain for 24 hours per dose.

·	Fovea Pharmaceuticals, a division of Sanofi Aventis, advanced Prednisporin™, a CombinatoRx- derived ophthalmology product candidate, into Phase 2b clinical testing for persistent allergic conjunctivitis, triggering a $500,000 milestone payment to CombinatoRx. In addition to the milestone payment, CombinatoRx will be eligible to receive further development and regulatory-based milestone payments for Prednisporin of up to approximately $40.0 million and, if commercialized, tiered royalty payments of up to 12% of net sales.

·	U.S. Army Medical Research Institute of Infectious Diseases awarded CombinatoRx a $1,056,000 contract on May 21, 2010 to utilize its combination high throughput screening technology (cHTS™) to discover drug combinations to treat infections by Alphaviruses, which are mosquito borne viruses whose infection can cause severe and fatal encephalitis in humans.

·	CombinatoRx was added to both the Russell 3000 and 2000 Index during Russell’s annual reconstitution of its U.S. and global indexes, based on its market capitalization on June 25, 2010.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

·	Novel synergistic mechanisms for the treatment of multiple myeloma using cHTS were presented at the American Association for Cancer Research meeting, held from April 17-21, 2010 in Washington, DC. These preclinical studies reinforced the rationale for investigating A2A and B2AR agonists in the treatment of multiple myeloma and other B-cell malignancies and continue to highlight the power of the cHTS technology to interrogate combination activity across large panels of cancer cells to identify novel mechanisms.

·	CombinatoRx plans to change its name and NASDAQ ticker symbol to Zalicus Inc. (NASDAQ: ZLCS) pending shareholder approval on September 8, 2010.

Second Quarter 2010 Financial Results (Unaudited):

As of June 30, 2010, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $52.2 million compared to $55.3 million on March 31, 2010.

Total revenue was $2.9 million in the second quarter of 2010 compared to $3.3 million reported in the second quarter of 2009. This decrease was primarily due to the termination of our collaboration with Angiotech in 2009, partially offset by our initial royalty revenue from net sales of Exalgo.

Net loss for the quarter ended June 30, 2010 was $8.6 million, or ($0.10) per share, as compared to net income of $8.0 million, or $0.23 per share, in the second quarter of 2009. The second quarter of 2010 included $4.7 million of intangible asset amortization relating to Exalgo, $0.4 million in stock-based compensation expense and $0.6 million in depreciation expense. The second quarter of 2009 included a $15.1 million gain from the divestiture of our Singapore operations, $1.2 million in stock-based compensation expense and $1.9 million in depreciation expense. Net cash used in operating activities for the quarter ended June 30, 2010 was $2.8 million, as compared to net cash used in operating activities of $2.6 million for the second quarter of 2009.

Net loss for the six months ended June 30, 2010 and 2009 was $11.7 million, or ($0.15) per share, and $1.5 million, or ($0.04) per share, respectively. The first half of 2010 included $9.4 million of intangible asset amortization relating to Exalgo. The 2010 year-to-date results also included a one-time, non-cash charge of $29.3 million due to loss on contingent consideration related to the Neuromed merger. Stock-based compensation expense was approximately $2.0 million in the first half of 2010 as compared to approximately $2.5 million in the first half of 2009. Depreciation expense was approximately $1.2 million in the first half of 2010 as compared to approximately $2.6 million in the first half of 2009. The first half of 2009 included a $14.1 million gain from the divestiture of our Singapore operations. Net cash provided by operating activities for the six months ended June 30, 2010 was $26.7 million, as compared to net cash used in operating activities of $14.3 million for the six months ended June 30, 2009.

Research and development expense totaled $4.6 million in the second quarter of 2010 compared to $6.1 million in the second quarter of 2009. The decrease was primarily due to an increase in consulting and preclinical expenses offset by a decrease in formulation and external clinical trial expenses and a decrease in laboratory supplies, facilities, depreciation and other overhead costs associated with CombinatoRx’s 2008 and 2009 restructurings.

General and administrative expense was $2.6 million in the second quarter of 2010 compared to $4.8 million in the second quarter of 2009. The decrease was primarily due to decreases in legal and consulting fees and decreases in salaries, benefit and stock-based compensation expense associated with CombinatoRx’s 2008 and 2009 restructurings.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) develops novel drug candidates with a focus on the treatment of pain and inflammation. The company applies its combination drug discovery capabilities and its selective ion-channel modulation platform to generate innovative therapeutics. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, the product Exalgo™ and its ability to generate future royalty revenue for CombinatoRx, the product candidate Synavive, the CombinatoRx selective ion channel modulation platform, its combination drug discovery technology cHTS, its collaborations with Fovea and USAMRIID, its B-cell malignancy program and its potential, CombinatoRx’s plans to rename the company, and CombinatoRx’s financial condition, results of operations, cash position and business plans. These forward-looking statements about future expectations, plans, objectives and prospects of CombinatoRx may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of CombinatoRx’s product candidates, the unproven nature of the CombinatoRx drug discovery technologies, the ability of Covidien to perform its obligations under its agreement with CombinatoRx relating to Exalgo, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of CombinatoRx's annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2010 CombinatoRx, Incorporated. All rights reserved. -End-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2010	2009	2010	2009

Revenue:
Collaborations and other	$2,717	$3,005	$43,782	$5,334
Government contracts and
grants	211	313	476	617

Total revenue	2,928	3,318	44,258	5,951

Operating expenses:
Research and development	4,617	6,106	11,998	13,243
General and administrative	2,569	4,824	6,431	8,471
Amortization of intangible	4,685	—	9,369	—
Restructuring	—	(425)	—	16

Total operating expenses	11,871	10,505	27,798	21,730

(Loss) income from operations	(8,943)	(7,187)	16,460	(15,779)
Interest income	30	60	37	188
Interest expense	—	(11)	—	(27)
Loss on revaluation of
contingent consideration	—	—	(29,286)	—
Other income (expense)	15	(11)	(127)	(7)

Net loss before provision for income
taxes	(8,898)	(7,149)	(12,916)	(15,625)
Income tax benefit	300	—	1,210	—

Net loss from continuing operations	(8,598)	(7,149)	(11,706)	(15,625)

Discontinued operations:
Loss from discontinued
operations	—	(529)	—	(1,536)
Gain on disposal of
discontinued subsidiary	—	15,640	—	15,640

Gain on discontinued operations	—	15,111	—	14,104

Net (loss) income	$(8,598)	$7,962	$(11,706)	$(1,521)

Net (loss) income per share — basic
and diluted:
From continuing operations	$(0.10)	$(0.20)	$(0.15)	$(0.44)
From discontinued operations	—	0.43	—	0.40

Net (loss) income per share — basic
and diluted	$(0.10)	$0.23	$(0.15)	$(0.04)

Weighted average number of
common shares used in net
(loss) income per share
calculation — basic and diluted	88,946,220	35,026,106	76,199,264	35,019,779

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$2,175	$8,779
Restricted cash	750	750
Short-term investments	47,498	14,551
Accounts receivable	2,249	2,927
Prepaid expenses and other current assets	1,335	5,415

Total current assets	54,007	32,422
Property and equipment, net	7,506	8,380
Intangible asset, net	36,055	45,423
Restricted cash and other assets	1,818	1,927

Total assets	$99,386	$88,152

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,094	$4,269
Accrued expenses	2,342	5,495
Accrued restructuring	521	1,274
Deferred revenue	2,250	2,750
Current portion of lease incentive obligation	284	284

Total current liabilities	6,491	14,072

Deferred revenue, net of current portion	3,167	2,667
Deferred rent, net of current portion	759	775
Lease incentive obligation, net of current portion	1,584	1,726
Other long-term liabilities	2,103	3,235
Contingent consideration	—	12,764

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 89,020 and 117,828 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively
	89	118
Additional paid-in capital	316,485	272,405
Accumulated other comprehensive income (loss)	22	(2)
Accumulated deficit	(231,314)	(219,608)

Stockholders’ equity	85,282	52,913

Total liabilities and stockholders’ equity	$99,386	$88,152

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com